Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182326

PROSPECTUS SUPPLEMENT NO. 10

(To Prospectus Dated July 20, 2012,

Prospectus Supplement No. 1 dated August 3, 2012,

Prospectus Supplement No. 2 dated August 14, 2012,

Prospectus Supplement No. 3 dated November 21, 2012,

Prospectus Supplement No. 4 dated December 14, 2012,

Prospectus Supplement No. 5 dated December 20, 2012,

Prospectus Supplement No. 6 dated January 11, 2013,

Prospectus Supplement No. 7 dated February 1, 2013,

Prospectus Supplement No. 8 dated February 28, 2013 and

Prospectus Supplement No. 9 dated April 4, 2013)

GRANDPARENTS.COM, INC.

19,775,632 SHARES OF COMMON STOCK

This Prospectus Supplement No. 10 (this “Supplement”) supplements the Prospectus dated July 20, 2012, Prospectus Supplement No. 1 dated August 3, 2012, Prospectus Supplement No. 2 dated August 14, 2012, Prospectus Supplement No. 3 dated November 21, 2012, Prospectus Supplement No. 4 dated December 14, 2012, Prospectus Supplement No. 5 dated December 20, 2012, Prospectus Supplement No. 6 dated January 11, 2013, Prospectus Supplement No. 7 dated February 1, 2013, Prospectus Supplement No. 8 dated February 28, 2013 and Prospectus Supplement No. 9 dated April 4, 2013 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-182326). This Supplement and the Prospectus relate to the resale by the selling security holders identified in the Prospectus (the “Selling Security Holders”) of up to 19,775,632 shares of common stock, par value $.01 per share (“Common Stock”), of Grandparents.com, Inc. (the “Company”) including (i) up to 12,897,172 shares of Common Stock (the “Investor Shares”) issued upon conversion of the Company’s Series B Convertible Preferred Stock, par value $.01 per share, issued pursuant to the Company’s private placement completed on February 23, 2012, (ii) up to 5,588,749 shares of Common Stock (the “Advisory Warrant Shares”) issuable upon the exercise of warrants (the “Advisory Warrants”) issued to the Company’s investment banking advisor as partial compensation for its services in connection with the asset contribution transaction completed on February 23, 2012 and to the investment banking advisor’s assignees, and (iii) up to 1,289,711 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Advisory Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants” and, together with the Advisory Warrants, the “Warrants”) issued to the Company’s placement agent as partial compensation for its services in connection with the Company’s private placement completed on February 23, 2012 and to the placement agent’s assignees. The Investor Shares and the Warrant Shares (collectively, the “Shares”) are being offered by the Selling Security Holders.

The Company is not selling any of the Shares and, as a result, it will not receive any proceeds from the sale of the Shares covered by the Prospectus and this Supplement other than proceeds in the event that some or all of the Warrants held by the Selling Security Holders are exercised for cash. All of the net proceeds from the sale of the Shares will go to the Selling Security Holders.

This Supplement contains the Current Report on Form 8-K dated April 1, 2013 filed by the Company with the Securities and Exchange Commission on April 5, 2013 and updates, amends and supplements the information included or incorporated by reference in the Prospectus. This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement. If there is any inconsistency between the information in this Supplement and the Prospectus, you should rely on the information in this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in the Shares involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of the Prospectus before purchasing any Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is April 5, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2013 and April 4, 2013, Grandparents.com, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with two accredited investors (the “Investors”) pursuant to which the Company sold, in private transactions, an aggregate of 800,000 shares of the Company’s common stock (the “Shares”) and warrants (the “Warrants”) to purchase an aggregate of 200,000 shares of the Company’s common stock for aggregate gross proceeds to the Company of $200,000. The Warrants are exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The Investors are also entitled to certain “piggyback registration” rights with respect to the Shares and the shares issuable upon exercise of the Warrant. The Purchase Agreements also contain customary representations and warranties of the Company and Investors and other customary provisions.

The foregoing descriptions of the Purchase Agreements and Warrants do not purport to be complete and are qualified in their entireties by reference to the form of Purchase Agreement and form of Warrant to be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference.

Item 3.02	Other Information.

The disclosures contained in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreements, Shares and Warrants are incorporated herein by reference in response to this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer